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                                                                     EXHIBIT 4.2


           AMENDMENT TO RIGHTS AGREEMENT dated March 24, 1995, to the Rights Agreement dated August 6, 1991, as amended (the "Rights Agreement"), by and between Pharmaceutical Resources, Inc., a New Jersey corporation ("the "Company"), and Midlantic Bank, a national banking association (the "rights Agent").

          WHEREAS, the Board of Directors of the Company, on August 6, 1991, authorized and adopted a share purchase rights plan (the "Plan") to protect the Company's shareholders against unsolicited and hostile attempts to acquire control of the Company and, in connection therewith, executed and delivered the Rights Agreement to effectuate the terms of the Plan;

          WHEREAS, the Board of Directors of the Company, on March 23, 1995, approved and adopted an amendment to the Plan as described herein in contemplation of a certain negotiated transaction;

          WHEREAS, the Board of Directors of the Company authorized and directed the proper officers of the Company as well as the Rights Agent to execute and deliver this Amendment to the Rights Agreement in order to effectuate the foregoing amendments to the Plan; and

          WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

          NOW, THEREFORE, in consideration of the premises, the Rights Agreement is hereby amended as follows:

          Section 1.     Certain Definitions.  (a)  The definition of "Acquiring
                         -------------------
Person" as set forth in the first sentence in Section 1(a) shall be amended by deleting "or" before "(iv)" and inserting in its stead "," and by inserting the following at the end of the first sentence thereof before the ".":

     "and (v) Clal Pharmaceutical Industries Ltd. and its permitted assigns (collectively, "Clal") under a stock purchase agreement approved by the Board of Directors of the Company, as amended from time to time, between the Company and Clal, so long as any acquisition or tender offer is permitted under such stock purchase agreement"

          (b) The definition of "Permitted Offer" in Section 1(n) shall be amended in its entirety as follows:

          "(n) "Permitted Offer" shall mean the following tender offers made in the manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder: (i) a tender offer for all outstanding Common Shares; provided, however, that such tender offer occurs
                                --------  -------
     at a time when Continuing Directors are in office and a majority of the Continuing Directors has determined that the offer is fair to, and otherwise in the best interests of, the Company and its stockholders, and
     (ii) a tender offer for Common Shares as permitted by a stock purchase agreement approved by the Board of Directors of the Company, as amended from time to time, between the Company and Clal."

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          (c) The following shall be inserted before the "." in the definition of "Person" in Section 1(o):

     "; provided, however, that "Person" shall exclude Clal until such time as
        --------  -------
     any acquisition of or tender offer for Common Shares by Clal shall not be permitted under a stock purchase agreement approved by the Board of Directors of the Company, as amended from time to time, between the Company and Clal"

          (d) The following shall be inserted before the "." in the definition of "Section 11(a)(ii)(A) Event" in Section 1(v):

     "; provided, however, in no event shall an acquisition of or tender offer
        --------  -------
     for Common Shares by Clal constitute a Section 11(a)(ii)(A) Event until such time as any such acquisition or tender offer shall no longer be permitted under a stock purchase agreement approved by the Board of Directors of the Company, as amended from time to time, between the Company and Clal"

          (e) The following shall be inserted before the "." in the definition of "Section 13 Event" in Section 1(w):

     "; provided, however, in no event shall an acquisition of or tender offer
        --------  -------
     for Common Shares by Clal constitute a Section 13 Event until such time as any such acquisition or tender offer shall no longer be permitted under a stock purchase agreement approved by the Board of Directors of the Company, as amended from time to time, between the Company and Clal"

          Section 2.     Authority for Amendment.  This Amendment is being
                         ------------------------
executed and delivered as of the date hereof by the Company and the Rights Agent pursuant to and in accordance with Section 27 of the Rights Agreement. By executing this Amendment, the Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement. Except as otherwise amended hereby, all the provisions of the Rights Agreement shall remain in full force and effect. This Amendment shall be deemed to be a part of, and shall be construed as part of, the Rights Agreement.

          IN WITNESS HEREOF, the parties hereby have caused this Amendment to be duly executed as of the date first above written.


                         PHARMACEUTICAL RESOURCES, INC.
                         By/s/Kenneth I. Sawyer
                           --------------------------------
                           Title:  President

                         MIDLANTIC BANK, N.A.

                         By/s/Devorah H. Rosen
                           --------------------------------
                           Title:  Devorah H. Rosen
                                    Assistant Vice President

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